Exhibit 99.1

Press Release	Source:YTB International

YTB International, Inc. Elects John Simmons to Board of Directors
Monday, January 8, 2007

WOOD RIVER, IL -- Jan 8, 2007 -- YTB International, Inc. YTB International, Inc. announced that John Simmons, Esq. has been elected to its Board of Directors, effective December 27, 2006.

Born and raised in Southern Illinois, Mr. Simmons served in the United States Army, graduated college and law school where he spent his first two years as a lawyer in Atlanta, Georgia. He returned to Illinois establish his own firm, The Simmons Firm, PC. A year later he was invited to join a local firm where he was soon appointed head of asbestos litigation. He again started his own firm with only one other attorney and six staff members. Now known as SimmonsCooper LLC, the firm boasts over 50 attorneys and 350 staff members, with offices locally, as well as in Chicago, New York, and Texas. John is a member of the American Trial Lawyers Association, Illinois Trial Lawyers Association, and the state bar associations of Illinois, Georgia, and Florida

In 2005, he organized a company that would unite his various interests under one umbrella, Hedgewood International, LLC. Within this company he employs a team of managers who assist in the operation of all the Hedgewood companies. Those companies include Alton Steel; the Savannah Sand Gnats, a Class A minor league baseball team now affiliated with the New York Mets; an independent recording label, Montage Music Group; a trucking parts supply business, Trans Supply, Inc.; a distributor of basketball training devices, Perfect Jumper; a sports and entertainment representation agency, Axcess Sports and Entertainment; two car dealerships and a leasing company, Subaru of Dallas, Subaru of Plano and Park Lease, Inc.; and other smaller interests.

In addition to business, John has been heavily involved in community and charitable organizations, generously supporting the YMCA, many local church groups, and individuals with special needs. He also supports the SIUE wrestling and baseball teams, and has funded a private school in Haiti and a local private school that was in danger of closing for lack of funds.

More recently, both SimmonsCooper LLC and John, individually, gave a joint gift of $10.2 million to establish the SimmonsCooper Cancer Institute at Southern Illinois University (SIU) in Springfield, Illinois. The Cancer Institute is a community-based patient care, research, education and outreach program created to improve cancer care for the citizens of Central and Southern Illinois.

John and his wife, Jayne, have four children. He is active in his church, serves on the St. Louis Zoo Foundation Board of Trustees and the SIU Board of Trustees, and is a past Executive Board member of the United Way Partnership.

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing on-line travel agencies through a nationwide network of over 60,000 independent business people, known as Independent Marketing Representatives, or "IMRs." YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of on-line travel agents (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The REZconnect Technologies division builds online reservation systems for suppliers within the travel industry.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
YTB International, Inc.
Andrew Cauthen, Secretary
1901 E. Edwardsville Rd.
Wood River, IL 62095
618-655-9477